EXHIBIT 10.9

                             SALES FINANCE AGREEMENT


This Agreement is entered into as of this 15th day of August, 2000 (the "Effective Date") by and among MBNA AMERICA BANK, N.A., a national banking association having its principal place of business in Wilmington,, Delaware ("MBNA"), INNOVATIVE MEDICAL SERVICES, INC., a California corporation having its principal place of business in El Cajon, CA ("'IMS") and AUTOMATED PAYMENT SERVICE, INC., a Pennsylvania corporation having its principal place of business in Jenkintown, Pennsylvania ("AP S"), for themselves and their respective successors and assigns.

1.       DEFINITIONS
         -----------
When used in this Agreement, "Agreement" means this agreement and Schedules A and B and Exhibit 1.

"Customer" means any Dealer Customer who establishes a Loan Account under the Program.

"Dealer" means an authorized retail seller of IMS Products to consumers pursuant to a written agreement with IMS.

"Dealer Customer" means any purchaser or potential purchaser of IMS Products.

"Dealer Agreement" means the MBNA agreement to be executed by a Qualified
Dealer.

"Financial Service Products'" means unsecured credit card programs, unsecured charge card programs, unsecured installment loan programs, unsecured revolving loan programs.

"IIMS Affiliate" means any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with IMS.

"IIMS Products" means the water purification system products and related goods, or services sold or provided by IMS.

"Loan Account" means a consumer credit account established by an Dealer Customer in response to marketing efforts made pursuant to the Program.

"Pilot Period" means the first 120 days of this Agreement beginning on the Effective Date.

"Program" means those Financial Service Products and related Services offered to the Dealer Customers from time to time,

"Qualified Dealer" means a Dealer mutually selected by MBNA, APS and IMS for Participation in the Program and which is bound by a Dealer Agreement.


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"Settlement Account" means APS' bank account described on Schedule B hereto which the parties agree shall be used solely for the Program, for depositing certain Loan Account proceeds.

"Trademarks" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark used or acquired by MBNA or IMS, as the case may be, during the term of this Agreement.

2.       EXCLUSIVIITY
         ------------
(a) IMS and APS agree that during the term of this Agreement, IMS and APS: (i) will endorse the Program exclusively and that neither IMS nor APS shall sponsor, advertise, aid, develop, solicit or enter into any other arrangements for Financial Service Products of any entity or person other than MBNA; (ii) will not license or allow others to license any IMS Trademark in relation to or for promoting any Financial Service Products of any entity or person other than MBNA; and (iii) will not sell, rent or make available or allow others to sell, rent or make available any of its mailing lists or any information about any Dealer Customers in relation to or for promoting any Financial Service Products of any entity or person other than MBNA. For purposes of this Section 2(a), APS" covenants in this Section 2(a) only apply to APS's involvement with IMS Products and the Qualified Dealers. Nothing herein shall be deemed to prohibit IMS or APS from continuing to accept credit cards, charge cards and checks as a form of payment for the IMS Products.

(b) Subject to the terms and conditions of this Agreement, IMS agrees to market the Program to Dealers, and will include its endorsement of the Program in its various marketing and promotional communications to the Dealers. Upon IMS, APS and MBNA selecting a Dealer for participation in the Program, APS will send the Dealer Agreement to such Dealer for execution by.

(c) Nothing in Section 2(a) of this Agreement shall be deemed to prohibit IMS or APS from entering into an agreement with a third party for the purpose of referring Loan Account applications which have been declined by MBNA to such third party for decisioning; provided, however, that (i) such referrals shall be subject to satisfaction of applicable laws, as reasonably determined by MBNA, including, but not limited to, the Fair Credit Reporting Act any privacy laws, MBNA's then existing privacy policy; and (ii) MBNA shall assume no involvement (other than ensuring that its application complies with all applicable laws), cost, or expense in such subsequent Loan Account application referral by APS or IMS.

3.       PROGRAM
         -------

(a) MBNA shall design and administer the Program. The Program will offer Dealer Customers the opportunity to finance the purchase of IMS Products.

(b) MBNA shall design and produce all Loan Account materials (i.e. applications, disclosures and related account fulfillment material) at its sole cost. IMS shall have prior



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approval rights aver MBNA's use of IMS's Trademarks, which shall not be unreasonably withheld or delayed.

(c) In accordance with Section 3(d), IMS and APS, at their sole cost, shall market the Program to Dealers. IMS and APS shall, where practicable, give MBNA at least thirty (30) days prior notice of all new marketing initiatives or campaigns.

(d) IMS and APS shall, and shall cause the IMS Affiliates to, provide information to or otherwise communicate with Dealer Customers and Dealers about the Program only with MBNA's prior written approval, except for current advertising and solicitation materials provided by MBNA to IMS and APS. Notwithstanding the above, IMS and/or AP'S may respond to individual inquiries about the Program from Dealer Customers and Dealers, provided that said responses are accurate and consistent with the then-current materials provided by MBNA to IMS and/or APS. Correspondence mistakenly sent to IMS or APS that is intended for MBNA (e.g, direct mall applications, payments, billing inquiries, etc.) shall be forwarded to the MBNA account executive via overnight courier within one business day of receipt. All charges incurred for this service will be paid by MBNA.

(e) MBNA shall have the right of prior approval aver all Program marketing materials and any other materials which make reference (whether oral, written or electronic) to MBNA, the Program or the Loan Accounts (including but not limited to any modification to materials previously approved by MBNA), which approval shall not be unreasonably withheld or delayed.

(f) All referrals of Dealer Customers to MBNA for a Loan Account will be done in accordance with MBNA's instructions and its policies and procedures.

(g) MBNA shall, at its sole cost, design all education materials for IMS and AP'S employees relating to the Loan Accounts. Such materials shall be promptly distributed by IMS and APS in accordance with MBNA's instructions.

(h) IMS and APS shall each ensure that it and each of its employees and the Qualified Dealers who market Loan Accounts are knowledgeable regarding the IMS Products (e.g., door-to-door sales), the referral process, the Loan Accounts and the laws, rules and regulations applicable to the marketing and processing of Loan Accounts, and shall comply with each of the same. IMS and APS agree to permit MBNA to monitor and/or test any Program marketing and any credit solicitation referral process performed by IMS, APS or a Qualified Dealer utilizing site visitation (e.g., visiting IMS's, APS's or a Qualified Dealer's facilities) and remote listening (e.g., listening from an MBNA facility) "'Monitor"), all in accordance with applicable law.

(i) MBNA shall make all credit decisions under the Program independently of IMS, APS and the Qualified Dealers.

(j) IMS and MBNA each hereby grants the other party a limited license to use the IMS's Trademarks and the MBNA's Trademarks, respectively, (collectively, "Trademarks") solely in conjunction with the Program, including the promotion thereof. The Trademarks may not be



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used by any other person for any other reason except as permitted in accordance with this Agreement. This license shall remain in effect for the duration of this Agreement, notwithstanding the transfer of such Trademarks by operation of law or otherwise to any permitted successor, corporation, organization or individual.

(k) IMS and APS shall each use their best efforts to cause those Dealers mutually selected by IMS, APS and MBNA for participation in the Program to execute the Dealer Agreement. IMS and APS shall have sole responsibility for handling all correspondence and disputes between IMS, APS and/or the Dealers regarding IMS Products. APS shall distribute payments to and conduct settlement with a Qualified Dealer owed money arising from the sale of IMS Products financed with a Loan Account in accordance with its agreement with such Qualified Dealer. APS shall transmit the funds to the Qualified Dealers or, if the Qualified Dealer authorizes in writing, to IMS within one business day after receipt from MBNA. Except as set forth in a Dealer Agreement, MBNA has no obligation to, or responsibility regarding, a Qualified Dealer.

(l) IMS and APS each agree to use commercially reasonable efforts to assist MBNA with its relationship with Qualified Dealers, which includes, but is not limited to, causing Qualified Dealers to comply with the Dealer Agreement.

4.       SETTLEEMENT
         -----------
(a) For Customers using the Loan Account to finance the purchase of IMS Products through a funds transfer from the Loan Account to APS and then to IMS or a Qualified Dealer, settlement of such amounts shall be handled in the following manner. APS shall transmit to MBNA, using the facilities provided by MBNA, settlement transactions containing purchases of IMS Products made on Loan Accounts (only after the IMS Product has been installed and any and all applicable rights to cancel such purchase contract have lapsed) containing at a minimum the Loan Account number, amount of transaction, transaction date, and name and address of the Customer (and other agreed upon information). APS agrees not to send a settlement transaction to MBNA for any amount due IMS or the IMS Dealer until the Dealer Customer has signed IMS's Certificate of Completion and such certificate is in APS's possession and APS has called and spoken to the Dealer Customer (known as the "Customer Satisfaction Call") and the Dealer Customer acknowledges 100% satisfaction with the IMS Product and its installation and/or performance.

(b) Provided that IMS submits a settlement transaction as required above, MBNA shall credit the Settlement Account within (i) seven (7) business days after MBNA's receipt of such settlement file on Qualified Purchases generated from Loan Accounts opened as a result of a direct mail application, a take-one application, or a telemarketing application; and (ii) two (2) business days after MBNA's receipt of such settlement file on Qualified Purchases generated from Loan Accounts opened as a result of an internet application or any other type of application where the Dealer Customer receives the appropriate disclosures at the point of sale; provided however that MBNA may delay creating such Settlement Account until it reasonably believes that the relevant Customers have received the legally-required disclosures or may expedite the crediting of such Settlement Account if the relevant Customer has already received the legally-required disclosures.



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5.       ACCOUNT INFORMATION
         -------------------
(a) As a result of the procedures that IMS and APS may use pursuant to this Agreement to market and refer Loan Account applications, IMS and/or APS may have in their possession from time to time information contained in Loan Account applications or concerning MBNA's Loan Accounts with Customers ("Account Information"). IMS and APS agree that Account Information is confidential and proprietary to MBNA and that neither IMS not APS has any property right or interest in any Account Information. Account Information becomes a part of MBNA's own files and MBNA will not use this separate information in a manner that would imply an endorsement by IMS or APS. IMS and APS agree to hold Account Information in strict and absolute confidence and agree not to provide access to, trade, give away, barter, lend, send, sell or otherwise disclose (collectively "Transfer") any Account Information and shall not make any copies of the same of any type. For example, IMS may not Transfer to any entity or person any list containing Account Information. Notwithstanding this Section 5 (but subject to Section 2), IMS and APS may use or Transfer any information it obtains in connection with the sale of IMS Products in the ordinary course of its business (excluding information relating directly to or identifying a Customer's participation in the Program and/or to the Loan Accounts).

(b) Neither IMS nor APS may use Account Information for any purpose not directly necessary for its performance under this Agreement IMS and APS both agree to comply with any security precautions reasonably requested of MBNA to maintain the security of Account information. Both IMS and APS shall permit access to these materials only to employees who need such access to perform their duties. IMS and APS each warrant that it and all its employees who work with Account Information shall be made aware of the obligations contained in this Section 5 and shall be under strict legal obligation not to copy, Transfer or make any use of any Account Information other than as specifically approved by this Section 5.

6.       REFUNDS/COMPLAINTS
         ------------------
(a) All refunds due to Dealer Customers regarding IMS Products purchased with a Loan Account, other than those refunds arising from complaints about such IMS Products, shall be promptly remitted by IMS to MBNA for crediting.

(b) MBNA shall promptly resolve Dealer Customer complaints regarding the grant or denial of applications for Loan Accounts and the on-going servicing of Loan Accounts.

(c) IMS shall (with the assistance of APS and the applicable Qualified Dealer) resolve all Customer complaints regarding IMS Products financed under the Program within 45 days from the date the complaint arises (i.e., the date IMS receives notice of the complaint from MBNA or a Customer). In the event that a Customer complaint is not resolved as set forth below within the 45 day period, then IMS and APS agree that MBNA may debit the Settlement Account for payment of all disputed amounts, which includes related finance charges and account fees and those shipping and handling fees applicable to return shipment. If MBNA does not debit the Settlement Account, then, upon MBNA's request, IMS shall pay to MBNA all such disputed



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amounts within three business days. IMS shall provide prompt feedback on the status of each such complaint when requested by MBNA. For purposes of this subsection 6(c), IMS has resolved a Customer complaint when IMS has thoroughly investigated the complaint and:

         (i) has determined that the complaint is valid and: (I)has credited such disputed amount to MBNA for the relevant Customer's Loan Account, or has authorized MBNA to debit the Settlement Account for such disputed amount and there are sufficient funds in the Settlement Account for such debit; or
                  (II) has agreed with the Customer to repair or replace the IMS Product or otherwise satisfy the Customer; or
         (ii) has determined that the Customer's complaint is invalid (i.e., the Customer is not entitled to any remedy pursuant to IMS's terms and conditions of sale, any express or implied warranty, or applicable law) and has provided written evidence to MBNA supporting such determination (e.g, evidence adequately refuting a Customer's claim of non-acceptance or non-delivery of the IMS Product).

(d) IMS and MBNA shall negotiate in good faith to reduce the frequency and severity of complaints regarding IMS Products financed under the Program. If the frequency or severity of complaints are unacceptable to MBNA, MBNA reserves the right to terminate the Agreement upon thirty (30) days notice to IMS and APS.

7.       REPRESENTATIONS AND WARRANTIES
         ------------------------------

(a) Mutual Representations: IMS, APS and MBNA each represents and warrants to the other that as of the Effective Date and throughout the term of this
Agreement:

     1.   It is duly organized, validly existing and in good standing.

     2. It has all necessary power, licenses, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

     3. This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     4. No consent, approval or authorization from any third party is required in connection with the execution, delivery and performance of this Agreement, except such as have been obtained and are in full force and effect.

     5. The execution, delivery and performance of this Agreement by such party will not constitute a violation of any contract, law, rule, regulation, court order or ruling applicable to such party.




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     6.   It has the right and power to license its respective Trademarks to the other party for use as contemplated by this Agreement.

(b) IMS Representations: IMS additionally represents and warrants, as applicable, to MBNA that as the Effective Date and throughout the term of the
Agreement:

     1. IMS will comply with its policies and procedures related to the sale of IMS Products (including but not limited to contract or terms of sale, warranties, express or implied, and corporate fraud policies) and will give MBNA 60 days prior notice of any material change to such policies.

     2. The IMS Products purchased under the Program will be priced the same by each Qualified Dealer as those IMS Products purchased with cash or using any other extension of credit and each Qualified Dealer will not charge a fee to any Dealer Customer for any aspect of the financing services offered under the Program.

     3. Qualified Dealers who market IMS Products through door-to-door marketing and retail stores are properly licensed as required by any local, state or federal law, rule or regulation and are in compliance with all such laws, rules and regulations.

8.       PROGRAM ADJUSTMENTS
         -------------------
A summary of the current features of the Program is set forth in Schedule A. MBNA reserves the right to make periodic adjustments to the Program and its terms and features.

9.       CROSS INDEMNIFICATION
         ---------------------
IMS, APS and MBNA each will indemnify and hold harmless the others, their directors, officers, agents, employees, affiliates, insurers, successors and assigns (the "Indemnitees") from and against any and all loss, liability, damage, expense. cause of action, claim, and the reasonable and actual costs incurred in connection therewith ("Losses"), resulting from the material breach of this Agreement by IMS, APS or MBNA, respectively as the case may be, or its directors, officers, employees or agents. IMS will indemnify and hold harmless MBNA and its Indemnitees from and against any and all Losses arising from: (i) any actual or alleged damages to any person or property arising from any IMS Product; (ii) any fraudulent act of any Dealer Customer regarding a Loan Account application; and (iii) any fraudulent act of IMS or its employees or agents and
(iv) a Qualified Dealer's failure to comply with its Dealer Agreement. APS will indemnity and hold harmless MBNA and its Indemnitees from and against any and all Losses arising from any fraudulent act of APS or its employees or agents. MBNA will indemnify and hold harmless APS and IMS and its Indemnitees from and against any and all Losses arising from any fraudulent act of MBNA or its employees or agents. Each party shall promptly notify the other party in the manner provided herein upon learning of any claim or complaints that may reasonably result in the indemnification by the other party.

10.      CONFIDENTIALITY OF AGREEMENT
         ----------------------------


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The master confidentiality agreement between the parties, dated
_________________ ("Master Confidentiality Agreement"), sets forth the respective confidentiality obligations of MBNA and IMS. For the avoidance of doubt, the terms of this Agreement, any proposal, financial information and proprietary information provided by or on behalf of one party to the other party prior to, contemporaneously with, or subsequent to, the execution of this Agreement shall be considered "Confidential Information" within the meaning of the Master Confidentiality Agreement. The parties agree that, notwithstanding anything in the Master Confidentiality Agreement to the contrary, the term of the Master Confidentiality Agreement is hereby amended to expire on the later of the termination of this Agreement or the Master Confidentiality Agreement.

11.      TERM OF AGREEMENT
         -----------------
The initial term of this Agreement will begin on the Effective Date and end at midnight on the third year anniversary of the Effective Date. This Agreement will automatically extend at the end of the initial term or any renewal term for successive two-year periods, unless either party gives written notice of its intention not to renew at least ninety (90) days, but not more than one hundred eighty (180) days, prior to the last date of such term or renewal term, as applicable. Notwithstanding the above, either party may terminate this Agreement at the end of the Pilot Period by giving notice to the other not later than 30 days prior to the end of the Pilot Period.

12.      STATE LAW GOVERNING AGREEMENT
         -----------------------------
This Agreement shall be governed by and subject to The laws of the State of Delaware (without regard to its conflict of laws principles) and shall be deemed for all purposes to be made and fully performed in Delaware.

13.      TERMINATION
         -----------

(a). Breach: Notice: Cure: In the event of any material breach of this Agreement by MBNA, IMS may terminate this Agreement by giving notice, as provided herein, to the breaching party. This notice shall: (i) describe the material breach; and
(ii) state the party's intention to terminate this Agreement. if the breaching party does not cure or substantially cure such breach within sixty (60) days after receipt of notice, as provided herein (the "Cure Period"), then this Agreement shall terminate sixty (60) days after the Cure Period.

(b). Insolvency: If MBNA, APS or IMS becomes insolvent in that its liabilities exceed its assets, or is adjudicated insolvent, or takes advantage of or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation then MBNA (if the insolvent party is APS or IMS) or IMS or APS (if MBNA is the insolvent party) may immediately terminate this Agreement.

(c). Effect on Trademarks: Upon termination of this Agreement, the parties shall, in a manner consistent with Section 13(d) of this Agreement, cease to use the other's Trademarks. Each



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party agrees that upon such termination it will not claim any right, title, or interest in or to the Trademarks provided pursuant to this Agreement. However, MBNA may conclude all solicitation that is required by law.

(d). MBNA Right of Prior Review: MBNA shall have the right to prior review and approval of any notice in connection with, relating or referring to the termination of this Agreement to be communicated by IMS, APS or any IMS Affiliate to the Dealers or Dealer Customers. Such approval shall not be unreasonably withheld. Upon termination of this Agreement, IMS shall not attempt to cause the removal of the IMS Trademarks from any person's credit devices, checks or records of any Customer existing as of the effective date of termination of this Agreement.

14.      LIMITATION OF LIABILITY
         -----------------------
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECULATIVE, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOST REVENUE, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, IN CONNECTION WITH PERFORMANCE UNDER THIS AGREEMENT.

15.      MISCELLANEOUS
         -------------
(a) This Agreement cannot be amended except by written agreement signed by the authorized agents of all parties hereto.

(b) The obligations in Sections 5, 6, 9, 10, 13(c), 13(d) and 14 shall survive any termination of this Agreement.

(c) The failure of any party to exercise any rights under this Agreement shall not be deemed a waiver of such right or any other rights.

(d) The section captions are inserted only for convenience and are in no way to be construed as part of this Agreement.

(e) If any part of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement which shall survive and be construed as if such invalid or unenforceable part had not been contained herein.

(f) All notices relating to this Agreement shall be in writing and shall be deemed given (I) upon receipt by hand delivery, facsimile or overnight courier, or (ii) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested. All notices shall be addressed as follows:

(1)      If to IMS:                         (2)      If to MBNA:




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Innovative Medical Services, Inc.          MBNA America Bank, N.A.
1725 Gillespie Way                         400 Christiana Road, MS 1522
El Cajon, CA 92020                         Newark, Delaware 19713
Attention: Michael Krall,                  Attention: Director, Sales Finance
Title:   President
Fax#:                                      Fax #: (302) 458-3516

(3) If to APS:

Automated Payment Services, Inc.
614 The Pavilion
Jenkintown, PA 19046
Attention: Brian Engel
Title:   Executive Vice President
Fax#:    215-572-5056

Any party may change the address to which communications am to be sent by giving notice, as provided herein, of such change of address.

(g) With the exception of the Master Confidentiality Agreement, this Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior promises and agreements, written or oral, with respect to the matters covered herein. Without the prior written consent of MBNA, which shall not be unreasonably withheld, neither IMS nor APS may assign any of its rights or obligations under or arising from this Agreement. MBNA may assign or transfer its rights and/or obligations under this Agreement without the written consent of IMS or APS.

(h) MBNA and IMS are not agents, representatives or employees of each other and neither party shall have the power to obligate or bind the other in any manner except as otherwise expressly provided by this Agreement.

(i) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, including Dealers, other than IMS, APS and MBNA, their successors and assigns, any rights or remedies under or by reason of this Agreement.

(j) Neither party shall be in breach hereunder by reason of its delay in the performance of or failure to perform any of its obligations herein if such delay or failure is caused by: (i) strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, or (ii) the other parry's failure to comply with applicable laws, rules, or regulations.

(k) IMS and APS agree to provide MBNA with such information, assistance and further assurances as may be reasonably requested by MBNA in connection with the Program.

(l) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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IN WITNESS WHEREOF, each of the parties, by its representative, has executed this Agreement as of the Effective Date.

MBNA AMERICA BANK, N.A.                              INNOVATIVE MEDICAL
                                                     SERVICES, INC.


By:      JAMES S. MURPHY                             By:      MICHAEL L. KRALL
         ---------------                                      ----------------
Name:    JAMES S. MURPHY                             Name:    MICHAEL L. KRALL
Title:   EXECUTIVE VICE PRESIDENT                    Title:   PRESIDENT
Date:    8-15-00                                              Date:    8/14/00


AUTOMATED PAYMENT SERVICES, INC.
By       BRIAN ENGEL
Name     BRIAN ENGEL
Title    EXECUTIVE VICE PRESIDENT
Date:    8/15/00




















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